UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 27, 2012 (June 26, 2012)

Glimcher Realty Trust

(Exact name of Registrant as specified in its Charter)

Maryland	001-12482	31-1390518
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

180 East Broad Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 621-9000

(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On June 27, 2012, Glimcher Realty Trust (the “Registrant”) will hold an investor informational event in Columbus, Ohio at the Hilton Columbus/Polaris hotel.  During the event, certain members of the Registrant’s senior management team will describe the Registrant’s strategic goals, provide an overview of the Registrant’s property management and leasing operations, discuss the status of the re-development of The Outlet Collection™ properties as well as the Registrant’s capital structure and capital allocation strategies.  Members of management will participate in a question and answer session following the presentations if time permits. Also as part of the event, attendees will tour the Registrant’s Polaris Fashion Place and Polaris Lifestyle Center properties in Columbus, Ohio as well as River Valley Mall, a regional mall located in Lancaster, Ohio.  Copies of the slides to be used during the presentations are furnished with this Form 8-K as Exhibit 99.1 and will also be available on the investor relations section of the Registrant’s website (www.glimcher.com) at the conclusion of the event.  Also, an audio recording of the presentations will be made available on the investor relations section of the Registrant’s website (www.glimcher.com) at the conclusion of the event.

The information in this Form 8-K and the exhibits attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act except as shall be expressly set forth by specific reference in such filing.

Forward Looking Statements

This Form 8-K, the exhibit hereto, and the statements made by members of the Registrant’s management team at the event described in this Form 8-K contain certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy.  Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements.  Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, to changes in political, economic or market conditions generally and the real estate and capital markets specifically; impact of increased competition; availability of capital and financing; tenant or joint venture partner(s) bankruptcies; failure to increase mall store occupancy and same-mall operating income; rejection of leases by tenants in bankruptcy; financing and development risks; construction and lease-up delay; cost overruns; the level and volatility of interest rate; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; the failure of the Registrant to make additional investments in regional mall properties and to redevelop properties; failure to complete proposed or anticipated acquisitions; the failure to sell properties as anticipated and to obtain estimated sale prices; the failure to upgrade our tenant mix; restrictions in current financing arrangements; the failure to fully recover tenant obligations for common area maintenance; insurance, taxes and other property expense; the impact of changes to tax legislation and, generally, our tax position; the failure of the Registrant to qualify as a real estate investment trust; the failure to refinance debt at favorable terms and conditions; an increase in impairment charges with respect to other properties as well as impairment charges with respect to properties for which there has been a prior impairment charge; loss of key personnel; material changes in the Registrant’s dividend rates on its securities or the ability to pay its dividend on its common shares or other securities; possible restrictions on our ability to operate or dispose of any partially-owned properties; failure to achieve earnings/funds from operations targets or estimates; termination of existing JV arrangements; conflicts of interest with existing joint venture partners; failure to comply or remain compliant with the covenants in our debt instruments; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities, which may adversely affect the general economy, domestic and global financial and capital markets, specific industries and us; inability to exercise available extension options on debt instruments; failure to achieve projected returns on development or investment properties; the unfavorable resolution of legal proceedings; the impact of future acquisitions and divestitures; significant costs related to environmental issues, bankruptcies of and other failures to perform by lending institutions within the Registrant’s construction loans and corporate credit facility as well as other risks listed from time to time in the Registrant’s other reports and statements filed with the Securities and Exchange Commission.

Item 8.01 Other Events.

On June 26, 2012, an affiliate of the Registrant completed its acquisition of the ground leasehold interest in Malibu Lumber Yard, an outdoor retail center located in Malibu, California. The fee owner of the real estate underlying the center is the City of Malibu. The term of the ground lease expires February 28, 2047 and has three (3) extension options for five (5) years each. The purchase price for the ground lease and improvements was $35.5 million.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1           Glimcher Investor Presentation – June 2012.

SIGNATURES
Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust
(Registrant)
Date: June 27, 2012	/s/ George A. Schmidt George A. Schmidt Executive Vice President of Development, General Counsel & Secretary